DISTRIBUTION AND SERVICE PLAN

                         OF THE MARSICO INVESTMENT FUND

      WHEREAS, The Marsico Investment Fund (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, shares of beneficial interest of the Trust have been divided into separate series of shares, such series being set forth and identified on Schedule A, which is attached hereto and made a part hereof (the "Funds"); and

      WHEREAS, the Trust desires to adopt, on behalf of the Funds, a Distribution and Service Plan pursuant to Rule 12b-1 under the Act (the "Plan"), and the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Distribution and Service Plan will benefit the Trust, the Funds and their respective shareholders;

      NOW THEREFORE, the Trust on behalf of the Funds hereby agrees to the terms of the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

      1. The Funds shall pay fees for the distribution of their shares and for services to shareholders of the Funds at the annual rate of .25% of each respective Funds' average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

      2. The amount set forth in paragraph 1 of this Plan shall be paid in connection with any activities or expenses primarily intended to result in the sale of the shares of the Funds, including, but not limited to, compensation to registered representatives of broker-dealers that have entered into a Dealer Agreement with the Funds' Distributor and to financial institutions and other entities that make shares of the Funds available to their customers; compensation to and expenses of the Funds' Distributor; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing; in addition, a portion of such amount may be paid for account maintenance and personal service to shareholders (the "Service Fee").

      3. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of such Fund.

      4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

      5. This Plan of Distribution shall continue in full force and effect as to the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

      6. The Trustees of the Trust shall be provided and shall review at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

      7. This Plan may be terminated as to the Funds at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Funds on not more than 30 days' written notice to any other party to the Plan.

      8. This Plan may not be amended to increase materially the amount of the distribution fee (including any Service Fee) provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

      9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

      10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

                                   Schedule A

                                     to the

                          Distribution and Service Plan

                                       of

                           The Marsico Investment Fund

                                  Name of Funds

                             The Marsico Focus Fund
                        The Marsico Growth & Income Fund
                          The Marsico 21st Century Fund

Date of this Schedule A:  January 27, 2000